UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 27, 2010

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number 1-9601

Delaware	1-9601	43-0618919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Corporate Woods Drive Bridgeton, MO		63044
(Address of principal executive offices)		(Zip Code)

(314) 645-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 2, 2010, K-V Pharmaceutical Company (the “Registrant”) issued a press release disclosing the receipt of a letter from NYSE Regulation, Inc. (the “NYSE”) on July 27, 2010, informing the Registrant that it was not in compliance with the continued listing standards because its Class A Common Stock equity issue has fallen below criteria for the average closing price of a NYSE security of not less than $1.00 over a consecutive 30-trading day period. The NYSE also informed the Registrant that as a result of this non-compliance the Registrant is subject to certain procedures as specified in Section 802.01 and Section 802.02 of the New York Stock Exchange’s Listed Company Manual. The Registrant will furnish to the NYSE on or prior to August 10, 2010 a response affirming its intent to cure this deficiency and outlining the steps it is currently taking and plans to undertake in the near term to restore compliance with the NYSE’s continued listing standards.

A copy of the press release is attached hereto as Exhibit 99. The Registrant has posted this Form 8-K on its Internet website at www.kvpharmaceutical.com. References to the Registrant’s website address are included in this Form 8-K and the press release only as inactive textual references and the Registrant does not intend them to be active links to its website. Information contained on the Registrant’s website does not constitute part of this Form 8-K or the press release.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibit is furnished as part of this report:

Exhibit Number	Description

99	Press Release dated August 2, 2010, issued by K-V Pharmaceutical Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2010

K-V PHARMACEUTICAL COMPANY

	By:	/S/ GREGORY J. DIVIS, JR.
Gregory J. Divis, Jr.
Interim President and Interim Chief Executive Officer